Exhibit (p)(xii)

Code of Ethics

of

•                                J.P. Morgan Alternative Asset Management, Inc.

•                                JPMorgan Asset Management (UK) Ltd.

•                                J.P. Morgan Investment Management Inc.

•                                Security Capital Research & Management Inc.

•                                Bear Stearns Asset Management Inc.

(collectively, “JPMAM”)

Effective February 1, 2005

(Revised January 11, 2012)

Code of Ethics

JPMorgan Asset Management

Table of Contents

1.	Introduction and Standards			3
	1.1.	Adoption of the Code of Ethics		3
	1.2.	Standards of Business Conduct		3
	1.3.	General Definitions		4
2.	Reporting Requirements			6
	2.1.	Holdings Reports		6
		2.1.1.	Content of Holdings Reports	6
		2.1.2.	Timing of Holdings Reports	6
	2.2.	Transaction Reports		6
		2.2.1.	Content of Transaction Reports	6
		2.2.2.	Timing of Transaction Reports	7
	2.3.	Consolidated Report		7
	2.4.	Exceptions from Reporting Requirements		7
3.	Pre-approval of Certain Investments			7
4.	Additional Restrictions and Corrective Action under the Personal Trading Policy and other related Policies and Procedures			7
	4.1.	Designated Broker Requirement		7
	4.2.	Blackout Provisions		7
	4.3.	Minimum Investment Holding Period and Market Timing Prohibition		8
	4.4.	Trade Reversals and Disciplinary Action		8
5.	Books and Records to be Maintained by Investment Advisers			8
6.	Confidentiality			9
7.	Conflicts of Interest			9
	7.1.	Trading in Securities of Clients		9
	7.2.	Trading in Securities of Suppliers		9
	7.3	Preclearance Procedures for Value-Added Investors		9
	7.4.	Gifts		9
	7.5.	Entertainment		10
	7.6.	Political and Charitable Contributions		10
	7.7.	Outside Business Activities		10
8.	Training			11
9.	Escalation Guidelines			11
	9.1.	Violation Prior to Material Violation		11
	9.2.	Material Violations		11

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1.              Introduction and Standards

1.1.         Adoption of the Code of Ethics

This Code of Ethics for JPMAM (the “Code”) has been adopted by the registered investment advisers named on the cover hereof in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 204A-1 requires, at a minimum, that an adviser’s code of ethics set forth standards of conduct, require compliance with federal securities laws and address personal trading by advisory personnel.

While all J.P. Morgan Chase & Co. (“JPMC”) staff, including JPMAM Supervised Persons as defined below, are subject to the personal trading policies under the JPMC Code of Conduct, the JPMAM Code establishes more stringent standards reflecting the fiduciary obligations of JPMAM and its Supervised Persons. Where matters are addressed by both the JPMC Code of Conduct and this Code, Supervised Persons of JPMAM must observe and comply with the stricter standards set forth in this Code.

JPMAM hereby designates the staff of its Compliance Department to act as designees for the respective chief compliance officers of the JPMAM registered investment advisers (“CCO”) in administering this Code. Anyone with questions regarding the Code or its application should contact the Compliance Department.

1.2.         Standards of Business Conduct

It is the duty of all Supervised Persons to place the interests of JPMAM clients before their own personal interests at all times and avoid any actual or potential conflict of interest. Given the access that Supervised Persons may have to proprietary and client information, JPMAM and its Supervised Persons must avoid even the appearance of impropriety with respect to personal trading, which must be oriented toward investment rather than short-term or speculative trading. Supervised Persons must also comply with applicable federal securities laws and report any violations of the Code promptly to the Compliance Department, which shall report any such violation promptly to the CCO.

Access Persons, as defined below, must report, and JPMAM must review, their personal securities transactions and holdings periodically. See section 2. Reporting Requirements and the Personal Trading Policy for Investment Management Americas Staff (for internal use only), as defined below, for details regarding reporting procedures.

Compliance with the Code, and other applicable policies and procedures, is a condition of employment. The rules, procedures, reporting and recordkeeping requirements contained in the Code are designed to prevent employees from violating the provisions of the Code. Failure by a Supervised Person to comply with the Code may adversely impact JPMAM and may constitute a violation of federal securities laws.

The Compliance Department shall distribute to each Supervised Person a copy of the Code and any amendments, receipt of which shall be acknowledged in writing by the Supervised Person. Written acknowledgements shall be maintained by the Compliance Department in accordance with section 5. Books and Records to be Maintained by Investment Advisers. The form of acknowledgment shall be determined by the Compliance Department.

At least annually, each CCO must review the adequacy of the Code and the policies and the procedures herein referenced.

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1.3.    General Definitions

a)                     JPMAM is an abbreviation for JPMorgan Asset Management, a marketing name for the Investment Management subsidiaries of JPMorgan Chase & Co. Within the context of this document, JPMAM refers to the U.S. registered investment advisers of JPMorgan Asset Management identified on the cover of this Code.

b)                     Supervised Persons include:

1)                     Any partner, officer, director (or other person occupying a similar status or performing similar functions) and employees of JPMAM;

2)                     All employees of entities affiliated with JPMAM that have been authorized by the Office of the Corporate Secretary to act in an official capacity on behalf of a legal entity within JPMAM, sometimes referred to as “dual hatted” employees;

3)                     Certain consultants as well as any other persons who provide advice on behalf of JPMAM and are subject to JPMAM’s supervision and control; and

4)                     All Access Persons, as defined in paragraph (c).

c)                      Access Persons include any partner, officer, director (or other person occupying a similar status or performing similar functions) of JPMAM, as well as any other Supervised Person who:

1)                     Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any registered fund advised or sub-advised by JPMAM; or

2)                     Is involved in making securities recommendations to clients, including Funds, or who has access to such recommendations that are nonpublic.

d)                     Associated Account refers to an account in the name or for the direct or indirect benefit of a Supervised Person or a Supervised Person’s spouse, domestic partner, minor children and any other person for whom the Supervised Person provides significant financial support, as well as to any other account over which the Supervised Person or any of these other persons exercise investment discretion, regardless of beneficial interest. Excluded from Associated Accounts are any 401(k) and deferred compensation plan accounts for which the Supervised Person has no investment discretion.

e)                      Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

f)                       Beneficial ownership is interpreted to mean any interest held directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, or any pecuniary interest in equity securities held or shared directly or indirectly, subject to the terms and conditions set forth under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934. A Supervised Person who has questions regarding the definition of this term should consult the Compliance Department. Please note: Any report required under section 2. Reporting Requirements may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

g)                      Client refers to any entity (e.g., person, corporation or Fund) for which JPMAM provides a service or has a fiduciary responsibility.

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h)                     Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (“1940 Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act (1999), any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the Department of the Treasury.

i)                         Fund means an investment company registered under the 1940 Act.

j)                        Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

k)                     Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505 or 506 there under.

l)                         Personal Trading Policy refers to the Personal Trading Policy for Investment Management Americas Staff and/or the Personal Investment Policy for JPMAM Employees in EMEA, Asia and Japan, as applicable, and the procedures there under.

m)                 Reportable Security means a security as defined under section 202(a)(18) of the Advisers Act held for the direct or indirect benefit of an Access Person, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Also included in this definition are open-end mutual funds (except as noted below) and exchange traded funds. Excluded from this definition are:

1)                     Direct obligations of the Government of the United States;

2)                     Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3)                     Shares issued by money market funds; and

4)                     Shares of other types of mutual funds, unless JPMAM acts as the investment adviser, sub-adviser or principal underwriter for the Fund

5)                     Structured notes linked to broad based indices

n)                     Value-Added Investor means an executive level officer (i.e., president, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Partner) or director of a company, who, due to the nature of his/her position, may obtain material, non-public information.

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2.              Reporting Requirements

2.1.         Holdings Reports

Access Persons must submit to the Compliance Department a report, in the form designated by the Compliance Department, of the Access Person’s current securities holdings that meets the following requirements:

a)                  Content of Holdings Reports

Each holdings report must contain, at a minimum:

1)                     The name of any broker, dealer or bank with which the Access Person maintains an Associated Account in which any Reportable Securities are held for the Access Person’s direct or indirect benefit, as well as all pertinent Associated Account details (e.g., account title, account number, etc.);

2)                     The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership; and

3)                     The date the Access Person submits the report.

b)                  Timing of Holdings Reports

Access Persons must each submit a holdings report:

1)                     No later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2)                     At least once each 12-month period thereafter on January 30, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

2.2.         Transaction Reports

Access Persons must submit to the Compliance Department quarterly securities transactions reports, in the form designated by the Compliance Department, that meet the following requirements:

a)                  Content of Transaction Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1)                     The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

2)                     The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3)                     The price of the security at which the transaction was effected;

4)                     The name of the broker, dealer or bank with or through which the transaction was effected; and

5)                     The date the Access Person submits the report.

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b)                    Timing of Transaction Reports

Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

2.3.         Consolidated Report

At the discretion of the Compliance Department, the form of annual holdings report may be combined with the form of the concurrent quarterly transaction report, provided that such consolidated holdings and transaction report meets, at a minimum, the timing requirements of both such reports if submitted separately.

2.4.         Exceptions from Reporting Requirements

An Access Person need not submit:

a)                  Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

b)                  A transaction report with respect to transactions effected pursuant to an automatic investment plan;

c)                   A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Compliance Department holds in its records so long as the Compliance Department receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

3.              Pre-approval of Certain Investments

Supervised Persons must obtain approval from the Compliance Department before they directly or indirectly acquire beneficial ownership in any reportable security, including initial public offerings and limited offerings. The Personal Trading Policy shall set forth the Compliance pre-clearance procedures as well as any exceptions to the pre-clearance requirement.

4.              Additional Restrictions and Corrective Action under the Personal Trading Policy and other related Policies and Procedures

In furtherance of the standards for personal trading set forth herein, JPMAM shall maintain a Personal Trading Policy with respect to the trading restrictions and corrective actions discussed under this section 4, and such other restrictions as may be deemed necessary or appropriate by JPMAM.

4.1.         Designated Broker Requirement

Any Associated Account, except as otherwise indicated in the Personal Trading Policy, must be maintained with a Designated Broker, as provided under the JPMC Code of Conduct and the Personal Trading Policy.

4.2.         Blackout Provisions

The personal trading and investment activities of Supervised Persons are subject to particular scrutiny because of the fiduciary nature of the business. Specifically, JPMAM must avoid even the appearance that its Supervised Persons conduct personal transactions in a manner that conflicts with the firm’s investment activities on behalf of clients. Towards this end, Supervised Persons may be restricted from conducting personal investment transactions during certain periods (“Blackout Periods”), and may be instructed to reverse previously completed personal investment transactions (see section 4.4). Additionally, the Compliance Department may restrict

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the personal trading activity of any Supervised Person if such activity has the appearance of violating the intent of the blackout provision or is deemed to present a possible conflict of interest.

The Blackout Periods set forth in the Personal Trading Policy may reflect varying levels of restriction appropriate for different categories of Supervised Persons based upon their level of access to nonpublic client or proprietary information.

4.3.         Minimum Investment Holding Period and Market Timing Prohibition

Supervised Persons are subject to a minimum holding period, as set forth under the Personal Trading Policy, for all transactions in Reportable Securities, as defined under section 1.3.

Supervised Persons are not permitted to conduct transactions for the purpose of market timing in any Reportable Security. Market timing is defined as an investment strategy using frequent purchases, redemptions, and/or exchanges in an attempt to profit from short-term market movements.

Please see the Personal Trading Policy for further details on transactions covered or exempted from the minimum investment holding period.

4.4.         Trade Reversals and Disciplinary Action

Transactions by Supervised Persons are subject to reversal due to a conflict (or appearance of a conflict) with the firm’s fiduciary responsibility or a violation of the Code or the Personal Trading Policy. Such a reversal may be required even for a pre-cleared transaction that results in an inadvertent conflict or a breach of black out period requirements under the Personal Trading Policy.

Disciplinary actions resulting from a violation of the Code will be administered in accordance with related JPMAM policies governing disciplinary action and escalation. All violations and disciplinary actions will be reported promptly by the Compliance Department to the JPMAM CCO. Violations will be reported at least quarterly to the firm’s executive committee and, where applicable, to the directors or trustees of an affected Fund.

Violations by Supervised Persons of any laws that relate to JPMAM’s operation of its business or any failure to cooperate with an internal investigation may result in disciplinary action up to and including immediate dismissal and, if applicable, termination of registration.

5.              Books and Records to be maintained by Investment Advisers

a)                  A copy of this Code and any other code of ethics adopted by JPMAM pursuant to Rule 204A-1 that has been in effect during the past five years;

b)                  A record of any violation of the Code, and any action taken as a result of that violation;

c)                   A record of all written acknowledgments for each person who is currently, or within the past five years was, a Supervised Person of JPMAM;

d)                  A record of each report made by an Access Personas required under section 2. Reporting Requirements;

e)                   A record of the names of persons who are currently, or within the past five years were, Access Persons;

f)                    A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Supervised Persons under section 3. Pre-approval of Certain Investments, for at least five years after the end of the fiscal year in which the approval is granted; and

g)                   Any other such record as may be required under the Code or the Personal Trading Policy.

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6.              Confidentiality

Supervised Persons have a special responsibility to protect the confidentiality of information related to customers. This responsibility may be imposed by law, may arise out of agreements with customers, or may be based on policies or practices adopted by the firm. Certain jurisdictions have regulations relating specifically to the privacy of individuals and/or business and institutional customers. Various business units and geographic areas within JPMC have internal policies regarding customer privacy.

The foregoing notwithstanding, JPMAM and its Supervised Persons must comply with all provisions under the Bank Secrecy Act, the USA Patriot Act and all other applicable federal securities laws, as well as applicable anti-money laundering and know your client policies, procedures and training requirements of JPMAM and JPMC.

7.              Conflicts of Interest

With regards to each of the following restrictions, more detailed guidelines may be found under the applicable JPMAM policy and/or the JPMC Code of Conduct.

7.1.         Trading in Securities of Clients

Supervised Persons should not invest in any securities of a client with which the Supervised Person has or recently had significant dealings or responsibility on behalf of JPMAM if such investment could be perceived as based on confidential information.

7.2.         Trading in Securities of Suppliers

Supervised Persons in possession of information regarding, or directly involved in negotiating, a contract material to a supplier of JPMAM may not invest in the securities of such supplier. If you own the securities of a company with which we are dealing and you are asked to represent JPMorgan Chase in such dealings you must:

a)                  Disclose this fact to your department head and the Compliance Department; and

b)                  Obtain prior approval from the Compliance Department before selling such securities.

7.3.         Preclearance Procedures for Value-Added Investors

Prior to any telephone calls, video, and in-person meetings between an Investment Manager and a Value-Added Investor, the Investment Manager must obtain preclearance from Compliance. The following information must be provided to Compliance prior to the meeting (email: “IM Institutional Compliance Group”):

a)                  Date and place of meeting;

b)                  Name of Value-added Investor, their employer, and job title;

c)                   Name of private fund the Value-Added Investor is invested in (or may invest in);

d)                  Names of all J.P. Morgan employees in attendance and job titles;

e)                   Purpose of the meeting.

Compliance will respond within 24 hours via email and will ensure that appropriate controls are instituted.

7.4.         Gifts

A conflict of interest occurs when the personal interests of Supervised Persons interfere or could potentially interfere with their responsibilities to the firm and its clients. Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of

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material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person. Guidelines that are more specific are set forth under the JPMC Code of Conduct and the JPM Investment Management Americas Gift and Entertainment Policy. Supervised Persons are required to log all entertainment subject to reporting into the JPMAM Gift, Entertainment and Political Contributions Database and any violations of the Policy are subject to the Escalation Guidelines.

7.5.         Entertainment

No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of JPMAM. Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present, and only to the extent that such entertainment is permissible under the JPMC Code of Conduct and the JPM Investment Management Americas Gift and Entertainment Policy. Supervised Persons are required to log all entertainment subject to reporting into the JPMAM Gift, Entertainment and Political Contributions Database and any violations of the Policy are subject to the Escalation Guidelines.

7.6.         Political and Charitable Contributions

JPMorgan Chase has a strict policy that no political contributions made on behalf of JPMorgan Chase are allowed unless pre-approved. Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Supervised Persons are prohibited from considering JPMAM’s current or anticipated business relationships as a factor in making political or charitable donations. Additional requirements, restrictions, and other disclosures regarding all political activities are described under the JPMC Code of Conduct and the Political Contributions and Activities Policy for Investment Management Americas. Supervised Persons are required to log all political contributions subject to reporting into the JPMAM Gift, Entertainment and Political Contributions Database and any violations of the Policy are subject to the Escalation Guidelines. Contributions to the JPMorgan PACs are excluded from pre-clearance and reporting requirements. Charitable contributions on behalf of the Firm must adhere to the JPMC Corporate Philanthropy Policy.

7.7.         Outside Business Activities

A Supervised Person’s outside activities must not reflect adversely on the firm or give rise to a real or apparent conflict of interest with the Supervised Person’s duties to the firm or its clients. Supervised Persons must be alert to potential conflicts of interest and be aware that they may be asked to discontinue any outside activity if a potential conflict arises. Supervised Persons may not, directly or indirectly:

a)                    Accept a business opportunity from someone doing business or seeking to do business with JPMAM that is made available to the Supervised Person because of the individual’s position with the firm.

b)                    Take for oneself a business opportunity belonging to the firm.

c)                     Engage in a business opportunity that competes with any of the firm’s businesses.

Guidelines that are more specific are set forth under the conflicts of interest policy of JPMAM and under the JPMC Code of Conduct. Procedures and forms for pre-clearance of these activities by the Office of the Secretary of JPMC are available in the JPMC Procedures for Pre-Clearance of Outside Activities Referenced in the JPMC Code of Conduct. Supervised Persons must seek a new clearance for a previously approved activity whenever there is any material change in relevant

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circumstances, whether arising from a change in your job or association with JPMAM or in your role with respect to that activity or organization. You are required to be continually alert to any real or apparent conflicts of interest with respect to investment management activities and promptly disclose any such conflicts to Compliance and the Office of the Secretary. You must also notify the Office of the Secretary of JPMC when any approved outside activity terminates.

Regardless of whether an activity is specifically addressed under JPMAM policies or the JPMC Code of Conduct, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

8.              Training

There are several mandatory training courses given each year by Compliance (e.g., AML, Privacy, and Code of Conduct). Failure to attend and/or complete required Compliance training courses will be subject to the Escalation Guidelines.

9.              Escalation Guidelines

Compliance maintains the Escalation Guidelines, which is applicable to employees of J.P. Morgan Alternative Asset Management, J.P. Morgan Investment Management and Security Capital Research & Management. Please note, the Escalation Guidelines document is an internal Compliance document and is used to notify Group Heads and/or Managers of appropriate action that needs to be taken.

9.1.         Violation Prior to Material Violation

While the Group Head is notified of all violations, he/she is required to have a meeting with the employee when the employees’ next violation would be considered material, in order to stress the importance of the requirement and inform the employee about the ramifications for not following the policy. The employee is also required to acknowledge, in writing, (form to be provided by Compliance) that he/she is aware of the ramifications for noncompliance and he/she will be compliant going forward. The written acknowledgement is signed by both the employee and Group Head, and returned to Compliance for record keeping.

9.2.         Material Violations

All material violations require the Group Head and HR to have a meeting with the employee and to document the meeting specifics in the employee’s personnel file. Once again, the employee will be required to acknowledge in writing the material nature of the violation and that he/she will be compliant going forward. The written acknowledgement, signed by both the employee and Group Head, will be returned to Compliance and HR for record keeping.

There will be a mandated suspension of trading privileges for six months for all material violations of the Personal Trading Policy or Access Persons reporting requirement. Compliance and the Group Head may allow transactions for hardship reasons, but require documentation for pre-clearance.

A list of all individuals who have received material violations will be circulated to the appropriate Group Head and Senior Management on a periodic basis and will be a factor in the employee’s annual compensation.

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2012 Updates to Voting Guidelines

•                              Shareholder Access

•                              Current

•                              11) Vote case by case for shareholder proposals requesting companies to amend their bylaws in order to create access to the proxy so as to nominate candidates for directors.

•                              We recognize the importance of shareholder access to the ballot process as a means to ensure that boards do not become self-perpetuating and self-serving. However, we are also aware that some proposals may promote certain interest groups and could be disruptive to the nomination process.

•                              Special attention will be paid to companies that display a chronic lack of shareholder accountability

•                              Proposed

•                              Generally, vote for shareholder proposals requesting companies to amend their bylaws in order to create access to the proxy so as to nominate candidates for directors as long as the minimum threshold of share ownership is 5% and the minimum holding period of share ownership is 3 years.

•                              We recognize the importance of shareholder access to the ballot process as a means to ensure that boards do not become self-perpetuating and self-serving. However, we are also aware that some proposals may promote certain interest groups and could be disruptive to the nomination process.

•                              Political Contributions

•                              Current

•                              Generally vote against proposals asking the company to affirm political non-partisanship in the workplace.

•                              Vote against proposals to publish the company’s political contributions .

•                              Proposed

•                              Generally vote against proposals asking the company to affirm political non-partisanship in the workplace.

•                              Vote against proposals to publish the company’s political contributions taking into consideration recent, significant controversies, fines or litigation regarding the company’s political contributions or trade association spending.

•                              Hydraulic Fracturing

•                              No current language

•                              Proposed

•                              Generally, vote against proposals requesting greater disclosure of hydraulic fracturing operations unless there is evidence that the company’s competitors are subject to similar disclosure obligations and taking into consideration significant controversies, fines or litigation regarding the company’s action related to this issue.

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Exclusive Venue

•                              No current language

•                              Proposed

•                              Generally, vote against management proposals which seek shareholder approval to make the state of incorporation the exclusive forum for disputes.

•                              Say on Pay

•                              Current

•                                                                                             Advisory Vote

•                              Review on a case-by-case basis executive pay and practices as well as certain aspects of outside director compensation.

•                              Proposed

•                              Advisory Vote

•                              Generally, review on a case-by-case basis executive pay and practices as well as certain aspects of outside director compensation.

•                              Where the company’s Say on Pay proposal received 60% or less support on its previous say on pay proposal, WITHHOLD votes for the compensation committee and or vote against the current say on pay proposal unless the company has demonstrated active engagement with shareholders to address the issue as well as the specific actions taken to address the low level of support.

•                              Kyoto Reference

•                              Current

•                              Vote for proposals that request companies to outline their preparedness to comply with the Kyoto Protocol.

•                              Proposed

•                              Vote case by case for proposals that request companies to outline their preparedness to comply with international policies related to climate change.

•                              Third world debt

•                              Current

•                              Vote case-by-case on proposals dealing with third world debt

•                              Proposed

•                              Eliminate.

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Global Proxy Voting

Procedures and Guidelines

For North America

2012 Edition

April 1, 2012

JPMorgan Asset Management Corporate Governance

Table of Contents- North America

Part I:	JPMorgan Asset Management Global Proxy-Voting Procedures

	A.	Objective	3
	B.	Proxy Committee	3
	C.	The Proxy Voting Process	3
	D.	Material Conflicts of Interest	5
	E.	Escalation of Material Conflicts of Interest	5
	F.	Recordkeeping	6
		Exhibit A	6

Part II:	JPMorgan Asset Management Proxy-Voting Guidelines

	A.	North America	8-23
		Table of Contents	9-10
		Guidelines	11-23

Part I:  JPMorgan Asset Management Global Proxy Voting Procedures

A.                 Objective

As an investment adviser within JPMorgan Asset Management, each of the entities listed on Exhibit A attached hereto (each referred to individually as a “JPMAM Entity” and collectively as “JPMAM”) may be granted by its clients the authority to vote the proxies of the securities held in client portfolios. In such cases, JPMAM’s objective is to vote proxies in the best interests of its clients. To further that objective, JPMAM adopted these Procedures. (1)

These Procedures incorporate detailed guidelines for voting proxies on specific types of issues (the “Guidelines”). The Guidelines have been developed and approved by the relevant Proxy Committee (as defined below) with the objective of encouraging corporate action that enhances shareholder value. Because proxy proposals and individual company facts and circumstances may vary, JPMAM may not always vote proxies in accordance with the Guidelines.

B.                 Proxy Committee

To oversee the proxy-voting process on an ongoing basis, a Proxy Committee has been established for each global location where proxy-voting decisions are made. Each Proxy Committee is composed of a Proxy Administrator (as defined below) and senior officers from among the Investment, Legal, Compliance and Risk Management Departments. The primary functions of each Proxy Committee are to periodically review general proxy-voting matters; to determine the independence of any third-party vendor which it has delegated proxy voting responsibilities and to conclude that there are no conflicts of interest that would prevent such vendor from providing such proxy voting services prior to delegating proxy responsibilities; review and approve the Guidelines annually; and provide advice and recommendations on general proxy-voting matters as well as on specific voting issues to be implemented by the relevant JPMAM Entity. The Proxy Committee may delegate certain of its responsibilities to subgroups composed of 13 Proxy Committee members. The Proxy Committee meets at least semi-annually, or more frequently as circumstances dictate.

C.                 The Proxy Voting Process

JPMAM investment professionals monitor the corporate actions of the companies held in their clients’ portfolios. To assist JPMAM investment professionals with public companies’ proxy voting proposals, a JPMAM Entity may, but shall not be obligated to, retain the services of an independent proxy voting service (“Independent Voting Service”). The Independent Voting Service is assigned responsibility for various functions, which may include one or more of the following: coordinating with client custodians to ensure that all proxy materials are processed in a timely fashion; providing JPMAM with a comprehensive analysis of each proxy proposal and providing JPMAM with recommendations on how to vote each proxy proposal based on the Guidelines or, where no Guideline exists or where the Guidelines require a case-by-case analysis, on the Independent Voting Service’s analysis; and executing the voting of the proxies in accordance with Guidelines and its recommendation, except when a recommendation is overridden by JPMAM, as described below. If those functions are not assigned to an Independent Voting Service, they are performed or coordinated by a Proxy Administrator (as defined below). The Proxy Voting Committee has adopted procedures to identify significant proxies and to recall shares on loan. (2)

(1) Proxies for the JPMorgan Value Opportunities Fund are voted in accordance with the Fund’s proxy voting policies and not the policies of JPMAM. The Undiscovered Managers Behavioral Growth Fund, and Undiscovered Managers-Behavioral Value Fund, the JPMorgan Access Growth Fund and the JPMorgan Access Balanced Fund vote proxies in accordance with the voting policies of their subadvisers other than J.P. Morgan Private Investments, Inc. and not the policies of JPMAM.

(2)The Proxy Voting Committee may determine: (a) not to recall securities on loan if, in its judgment, the negative consequences to clients of recalling the loaned securities would outweigh the benefits of voting in the particular instance or (b) not to vote certain foreign securities positions if, in its judgment, the expense and administrative inconvenience or other burdens outweigh the benefits to clients of voting the securities.

C.                 The Proxy Voting Process - Continued

Situations often arise in which more than one JPMAM client invests in the same company or in which a single client may invest in the same company but in multiple accounts. In those situations, two or more clients, or one client with different accounts, may be invested in strategies having different investment objectives, investment styles, or portfolio managers. As a result, JPMAM may cast different votes on behalf of different clients or on behalf of the same client with different accounts.

Each JPMAM Entity appoints a JPMAM professional to act as a proxy administrator (“Proxy Administrator”) for each global location of such entity where proxy-voting decisions are made. The Proxy Administrators are charged with oversight of these Procedures and the entire proxy-voting process. Their duties, in the event an Independent Voting Service is retained, include the following: evaluating the quality of services provided by the Independent Voting Service; escalating proposals identified by the Independent Voting Service as non-routine, but for which a Guideline exists (including, but not limited to, compensation plans, anti-takeover proposals, reincorporation, mergers, acquisitions and proxy-voting contests) to the attention of the appropriate investment professionals and confirming the Independent Voting Service’s recommendation with the appropriate JPMAM investment professional (documentation of those confirmations will be retained by the appropriate Proxy Administrator); escalating proposals identified by the Independent Voting Service as not being covered by the Guidelines (including proposals requiring a case-by-case determination under the Guidelines) to the appropriate investment professional and obtaining a recommendation with respect thereto; reviewing recommendations of JPMAM investment professionals with respect to proposals not covered by the Guidelines (including proposals requiring a case-by-case determination under the Guidelines) or to override the Guidelines (collectively, “Overrides”); referring investment considerations regarding Overrides to the Proxy Committee, if necessary; determining, in the case of Overrides, whether a material conflict, as described below, exists; escalating material conflicts to the Proxy Committee; and maintaining the records required by these Procedures.

In the event investment professionals are charged with recommending how to vote the proxies, the Proxy Administrator’s duties include the following: reviewing recommendations of investment professionals with respect to Overrides; referring investment considerations regarding such Overrides to the Proxy Committee, if necessary; determining, in the case of such Overrides, whether a material conflict, as described below, exists; escalating material conflicts to the Proxy Committee; and maintaining the records required by these Procedures.

In the event a JPMAM investment professional makes a recommendation in connection with an Override, the investment professional must provide the appropriate Proxy Administrator with a written certification (“Certification”) which shall contain an analysis supporting his or her recommendation and a certification that he or she (A) received no communication in regard to the proxy that would violate either the J.P. Morgan Chase (“JPMC”) Safeguard Policy (as defined below) or written policy on information barriers, or received any communication in connection with the proxy solicitation or otherwise that would suggest the existence of an actual or potential conflict between JPMAM’S interests and that of its clients and (B) was not aware of any personal or other relationship that could present an actual or potential conflict of interest with the clients’ interests.

D.                 Material Conflicts of Interest

The U.S. Investment Advisers Act of 1940 requires that the proxy-voting procedures adopted and implemented by a U.S. investment adviser include procedures that address material conflicts of interest that may arise between the investment adviser’s interests and those of its clients. To address such material potential conflicts of interest, JPMAM relies on certain policies and procedures. In order to maintain the integrity and independence of JPMAM’s investment processes and decisions, including proxy-voting decisions, and to protect JPMAM’s decisions from influences that could lead to a vote other than in its clients’ best interests, JPMC (including JPMAM) adopted a Safeguard Policy, and established formal informational barriers designed to restrict the flow of information from JPMC’s securities, lending, investment banking and other divisions to JPMAM investment professionals. The information barriers include, where appropriate: computer firewalls; the establishment of separate legal entities; and the physical separation of employees from separate business divisions. Material conflicts of interest are further avoided by voting in accordance with JPMAM’s predetermined Guidelines. When an Override occurs, any potential material conflict of interest that may exist is analyzed in the process outlined in these Procedures.

Examples of such material conflicts of interest that could arise include circumstances in which: (i) management of a JPMAM investment management client or prospective client, distributor or prospective distributor of its investment management products, or critical vendor, is soliciting proxies and failure to vote in favor of management may harm JPMAM’s relationship with such company and materially impact JPMAM’s business; or (ii) a personal relationship between a JPMAM officer and management of a company or other proponent of a proxy proposal could impact JPMAM’s voting decision.

E.                 Escalation of Material Conflicts of Interest

When an Override occurs, the investment professional must complete the Certification and the Proxy Administrator will review the circumstances surrounding such Certification. When a potential material conflict of interest has been identified, the Proxy Administrator, in consultation with a subgroup of the Proxy Committee, will evaluate the potential conflict and determine whether an actual material conflict of interest exists. That subgroup shall include a Proxy Committee member from the Investment Department and one or more Proxy Committee members from the Legal, Compliance or Risk Management Departments. In the event that the Proxy Administrator and the subgroup of the Proxy Committee determine that an actual material conflict of interest exists, they shall make a recommendation on how the relevant JPMAM Entity shall vote the proxy. Sales and marketing professionals will be precluded from participating in the decision-making process.

Depending upon the nature of the material conflict of interest, JPMAM, in the course of addressing the material conflict, may elect to take one or more of the following measures, or other appropriate action:

•                  removing certain JPMAM personnel from the proxy voting process;

•                  “walling off” personnel with knowledge of the material conflict to ensure that such personnel do not influence the relevant proxy vote;

•                  voting in accordance with the applicable Guidelines, if any, if the application of the Guidelines would objectively result in the casting of a proxy vote in a predetermined manner; or

•                  deferring the vote to the Independent Voting Service, if any, which will vote in accordance with its own recommendation.

The resolution of all potential and actual material conflict issues will be documented in order to demonstrate that JPMAM acted in the best interests of its clients.

F.                  Recordkeeping

JPMAM is required to maintain in an easily accessible place for seven (7) years all records relating to the proxy voting process. Those records include the following:

•                  a copy of the JPMAM Proxy Voting Procedures and Guidelines;

•                  a copy of each proxy statement received on behalf of JPMAM clients;

•                  a record of each vote cast on behalf of JPMAM client holdings;

•                  a copy of all documents created by JPMAM personnel that were material to making a decision on the voting of client securities or that memorialize the basis of the decision;

•                  a copy of the documentation of all dialogue with issuers and JPMAM personnel created by JPMAM personnel prior to the voting of client securities; and

•                  a copy of each written request by a client for information on how JPMAM voted proxies on behalf of the client, as well as a copy of any written response by JPMAM to any request by a JPMAM client for information on how JPMAM voted proxies on behalf of our client.

It should be noted that JPMAM reserves the right to use the services of the Independent Voting Service to maintain certain required records in accordance with all applicable regulations.

Exhibit A

JPMorgan Chase Bank, NA

J.P. Morgan Asset Management (UK) Limited

J.P. Morgan Investment Management Inc.

JF Asset Management Limited

JF Asset Management (Singapore) Limited

JF International Management Inc.

J.P. Morgan Private Investments, Inc.

Security Capital Research & Management Incorporated

Bear Stearns Asset Management

Part II: Proxy Voting Guidelines

JPMAM is a global asset management organization with the capabilities to invest in securities of issuers located around the globe. Because the regulatory framework and the business cultures and practices vary from region to region, our proxy voting guidelines have been customized for each region to take into account such variations.

JPMAM currently has four sets of proxy voting guidelines covering the regions of (1) North America, (2) Europe, Middle East, Africa, Central America and South America (3) Asia (ex-Japan) and (4) Japan, respectively. Notwithstanding the variations among the guidelines, all of these guidelines have been designed with the uniform objective of encouraging corporate action that enhances shareholder value. As a general rule, in voting proxies of a particular security, each JPMAM Entity will apply the guidelines of the region in which the issuer of such security is organized.

In March 2007, JPMAM signed the Principles for Responsible Investment, an initiative of the UN Secretary-General.

Part II.A: North America Proxy Voting

Part II.A: North America Guidelines Table of Contents

1.	Uncontested Director Elections	11

2.	Proxy Contests	11
	a. Election of Directors	11
	b. Reimburse Proxy Solicitation Expenses	11

3.	Ratification of Auditors	12

4.	Proxy Contest Defenses	13-14
	a. Board Structure: Staggered vs. Annual Elections	13
	b. Shareholder Ability to Remove Directors	13
	c. Cumulative Voting	13
	d. Shareholder Ability to Call Special Meeting	14
	e. Shareholder Ability to Act by Written Consent	14
	f. Shareholder Ability to Alter the Size of the Board	14

5.	Tender Offer Defenses	14-15
	a. Poison Pills	14
	b. Fair Price Provisions	14
	c. Greenmail	14
	d. Unequal Voting Rights	14
	e. Supermajority Shareholder Vote Requirement to Amend Charter or Bylaws	15
	f. Supermajority Shareholder Vote Requirement to Approve Mergers	15

6.	Miscellaneous Board Provisions	15-16
	a. Separate Chairman and CEO Positions	15
	b. Lead Directors and Executive Sessions	15
	c. Majority of Independent Directors	15
	d. Stock Ownership Requirements	16
	e. Term of Office	16
	f. Director and Officer Indemnification and Liability Protection	16
	g. Board Size	16
	h. Majority Vote Standard	16

7.	Miscellaneous Governance Provisions	16-17
	a. Independent Nominating Committee	16
	b. Confidential Voting	16
	c. Equal Access	16
	d. Bundled Proposals	16
	e. Charitable Contributions	16
	f. Date/Location of Meeting	17
	g. Include Nonmanagement Employees on Board	17
	h. Adjourn Meeting if Votes are Insufficient	17
	i. Other Business	17
	j. Disclosure of Shareholder Proponents	17

8.	Capital Structure	17-18
	a. Common Stock Authorization	17
	b. Stock Distributions: Splits and Dividends	17
	c. Reverse Stock Splits	17
	d. Blank Check Preferred Authorization	17
	e. Shareholder Proposals Regarding Blank Check Preferred Stock	18
	f. Adjustments to Par Value of Common Stock	18
	g. Restructurings/Recapitalizations	18
	h. Share Repurchase Programs	18
	i. Targeted Share Placements	18

Part II.A: North America Guidelines Table of Contents

9.	Executive and Director Compensation	18-20
	a. Stock-based Incentive Plans	18
	b. Approval of Cash or Cash-and-Stock Bonus Plans	19
	c. Shareholder Proposals to Limit Executive and Director Pay	19
	d. Say on Pay	19
	e. Golden and Tin Parachutes	19
	f. 401(k) Employee Benefit Plans	20
	g. Employee Stock Purchase Plans	20
	h. Option Expensing	20
	i. Option Repricing	20
	j. Stock Holding Periods	20
	k. Transferable Stock Options
	l. Recoup Bonuses	20

10.	Incorporation	20
	a. Reincorporation Outside of the United States	20
	b. Voting on State Takeover Statutes	20
	c. Voting on Reincorporation Proposals	20

11.	Mergers and Corporate Restructurings	20-21
	a. Mergers and Acquisitions	20
	b. Nonfinancial Effects of a Merger or Acquisition	21
	c. Corporate Restructuring	21
	d. Spin-offs	21
	e. Asset Sales	21
	f. Liquidations	21
	g. Appraisal Rights	21
	h. Changing Corporate Name	21

12.	Social and Environmental Issues	21-23
	a. Energy and Environment	21
	b. Military Business	22
	c. International Labor Organization Code of Conduct	22
	d. Promote Human Rights in China, Nigeria, and Burma	22
	e. World Debt Crisis	22
	f. Equal Employment Opportunity and Discrimination	22
	g. Animal Rights	22
	h. Product Integrity and Marketing	23
	i. Human Resources Issues	23
	j. Link Executive Pay with Social and/or Environmental Criteria	23
	k. High Risk Markets	23
	l. Political Contributions	23

13.	Foreign Proxies	23

14.	Pre-Solicitation Contact	23

Part II.A: North America Guidelines

1.                   Uncontested Director Elections

Votes on director nominees should be made on a case-by-case (for) basis. Votes generally will be WITHHELD from directors who:

1) attend less than 75 percent of the board and committee meetings without a valid excuse for the absences; or

2) adopt or renew a poison pill without shareholder approval, does not commit to putting it to shareholder vote within 12 months of adoption (or in the case of an newly public company, do not commit to put the pill to a shareholder vote within 12 months following the IPO), or reneges on a commitment to put the pill to a vote, and has not yet received a withhold recommendation for this issue.

3) are inside or affiliated outside directors and sit on the audit, compensation, or nominating committees; or

4) ignore a shareholder proposal that is approved by a i) majority of the shares outstanding, or ii) majority of the votes cast for two consecutive years; or

5) are inside or affiliated outside directors and the full board serves as the audit, compensation, or nominating committee or the company does not have one of these committees; or

6) WITHHOLD votes from insiders and affiliated outsiders on boards that are not at least majority independent; or

7) WITHHOLDING from directors who are CEOs of publicly-traded companies who serve on more than three public boards and all other directors who serve on more than four public company boards.

8) WITHHOLD votes from compensation committee members where there is a pay-for performance disconnect for Russell 3000 companies. (See 9a — Stock-Based Incentive Plans, last paragraph). WITHHOLD votes from compensation committee members if the company does not submit one-time transferable stock options to shareholders for approval.

9) WITHHOLD votes from audit committee members in circumstances in which there is evidence (such as audit reports or reports mandated under the Sarbanes Oxley Act) that there exists material weaknesses in the company’s internal controls.

10) WITHHOLD votes from compensation committee members who were present at the time of the grant of backdated options or options the pricing or the timing of which we believe may have been manipulated to provide additional benefits to executives.

11)                              Generally vote for shareholder proposals requesting companies to amend their bylaws in order to create access to the proxy so as to nominate candidates for directors as long as the minimum threshold of share ownership is 5% and the minimum holding period of share ownership is 3 years.

We recognize the importance of shareholder access to the ballot process as a means to ensure that boards do not become self-perpetuating and self-serving. However, we are also aware that some proposals may promote certain interest groups and could be disruptive to the nomination process.

2.                   Proxy Contests

2a.   Election of Directors

Votes in a contested election of directors must be evaluated on a case-by-case basis, considering the following factors: long-term financial performance of the subject company relative to its industry; management’s track record; background to the proxy contest; qualifications of director nominees (both slates); evaluation of what each side is offering shareholders as well as the likelihood that the proposed objectives and goals can be met; and stock ownership positions.

2b.   Reimburse Proxy Solicitation Expenses

Decisions to provide full reimbursement for dissidents waging a proxy contest should be made on a case-by-case basis.

3.                   Ratification of Auditors

Vote for proposals to ratify auditors, unless an auditor has a financial interest in or association with the company, and is therefore not independent; or there is reason to believe that the independent auditor has rendered an opinion that is neither accurate nor indicative of the company’s financial position.

Generally vote against auditor ratification and withhold votes from Audit Committee members if non-audit fees exceed audit fees.

Vote case-by-case on auditor Rotation Proposals: tenure of Audit Firm; establishment and disclosure of a renewal process whereby the auditor is regularly evaluated for both audit quality and competitive price; length of the rotation period advocated in the proposal; significant audit related issues; and number of annual Audit Committee meetings held and the number of financial experts that serve on the Audit Committee.

Generally vote against auditor indemnification and limitation of liability; however we recognize there may be situations where indemnification and limitations on liability may be appropriate.

4.                   Proxy Contest Defenses

4a.   Board Structure: Staggered vs. Annual Elections

Proposals regarding classified boards will be voted on a case-by-case basis. Classified boards normally will be supported if the company’s governing documents contain each of the following provisions:

1) Majority of board composed of independent directors,

2) Nominating committee composed solely of independent directors,

3) Do not require more than a two-thirds shareholders’ vote to remove a director, revise any bylaw or revise any classified board provision,

4) Confidential voting (however, there may be a provision for suspending confidential voting during proxy contests),

5) Ability of shareholders to call special meeting or to act by written consent with 90 days’ notice,

6) Absence of superior voting rights for one or more classes of stock,

7) Board does not have the sole right to change the size of the board beyond a stated range that has been approved by shareholders, and

8) Absence of shareholder rights plan that can only be removed by the incumbent directors (dead-hand poison pill).

4b.   Shareholder Ability to Remove Directors

Vote against proposals that provide that directors may be removed only for cause.

Vote for proposals to restore shareholder ability to remove directors with or without cause.

Vote against proposals that provide that only continuing directors may elect replacements to fill board vacancies.

Vote for proposals that permit shareholders to elect directors to fill board vacancies.

4c.   Cumulative Voting

Cumulative voting proposals will be voted on a case-by-case basis. If there are other safeguards to ensure that shareholders have reasonable access and input into the process of nominating and electing directors, cumulative voting is not essential. Generally, a company’s governing documents must contain the following provisions for us to vote against restoring or providing for cumulative voting:

1) Annually elected board,

2) Majority of board composed of independent directors,

3) Nominating committee composed solely of independent directors,

4) Confidential voting (however, there may be a provision for suspending confidential voting during proxy contests),

5) Ability of shareholders to call special meeting or to act by written consent with 90 days’ notice,

6) Absence of superior voting rights for one or more classes of stock,

7) Board does not have the sole right to change the size of the board beyond a stated range that has been approved by shareholders, and

8) Absence of shareholder rights plan that can only be removed by the incumbent directors (dead-hand poison pill).

4d.   Shareholder Ability to Call Special Meeting

Vote against proposals to restrict or prohibit shareholder ability to call special meetings so long as the ability to call special meetings requires the affirmative vote of less than 15% of the shares outstanding. The ability to call special meetings enables shareholders to remove directors or initiate a shareholder resolution without having to wait for the next scheduled meeting,should require more than a de minimus number of shares to call the meeting and subject the company to the expense of a shareholder meeting.

Vote for proposals that remove restrictions on the right of shareholders to act independently of management.

4e.   Shareholder Ability to Act by Written Consent

We generally vote for proposals to restrict or prohibit shareholder ability to take action by written consent. The requirement that all shareholders be given notice of a shareholders’ meeting and matters to be discussed therein seems to provide a reasonable protection of minority shareholder rights.

We generally vote against proposals to allow or facilitate shareholder action by written consent.

4f.   Shareholder Ability to Alter the Size of the Board

Vote for proposals that seek to fix the size of the board.

Vote against proposals that give management the ability to alter the size of the board without shareholder approval.

5.                   Tender Offer Defenses

5a.   Poison Pills

Vote for shareholder proposals that ask a company to submit its poison pill for shareholder ratification.

Review on a case-by-case basis shareholder proposals to redeem a company’s poison pill. Studies indicate that companies with a rights plan secure higher premiums in hostile takeover situations.

Review on a case-by-case basis management proposals to ratify a poison pill. We generally look for shareholder friendly features including a two- to three-year sunset provision, a permitted bid provision, a 20 percent or higher flip-in provision, and the absence of dead-hand features.

If the board refuses to redeem the pill 90 days after an offer is announced, ten percent of the shares may call a special meeting or seek a written consent to vote on rescinding the pill.

5b.   Fair Price Provisions

Vote proposals to adopt fair price provisions on a case-by-case basis, evaluating factors such as the vote required to approve the proposed acquisition, the vote required to repeal the fair price provision, and the mechanism for determining the fair price.

Generally, vote against fair price provisions with shareholder vote requirements greater than a majority of disinterested shares.

5c.   Greenmail

Vote for proposals to adopt antigreenmail charter or bylaw amendments or otherwise restrict a company’s ability to make greenmail payments.

5d.   Unequal Voting Rights

Generally, vote against dual-class recapitalizations as they offer an effective way for a firm to thwart hostile takeovers by concentrating voting power in the hands of management or other insiders.

Vote for dual-class recapitalizations when the structure is designed to protect economic interests of investors.

5e.   Supermajority Shareholder Vote Requirement to Amend Charter or Bylaws

Vote against management proposals to require a supermajority shareholder vote to approve charter and bylaw amendments. Supermajority provisions violate the principle that a simple majority of voting shares should be all that is necessary to effect change regarding a company.

Vote for shareholder proposals to lower supermajority shareholder vote requirements for charter and bylaw amendments.

5f.   Supermajority Shareholder Vote Requirement to Approve Mergers

Vote against management proposals to require a supermajority shareholder vote to approve mergers and other significant business combinations. Supermajority provisions violate the principle that a simple majority of voting shares should be all that is necessary to effect change regarding a company.

Vote for shareholder proposals to lower supermajority shareholder vote requirements for mergers and other significant business combinations.

6.                   Miscellaneous Board Provisions

6a.   Separate Chairman and CEO Positions

We will generally vote for proposals looking to separate the CEO and Chairman roles unless the company has governance structures in place that can satisfactorily counterbalance a combined chairman and CEO/president post. Such a structure should include most or all of the following:

•                Designated lead director, appointed from the ranks of the independent board members with clearly delineated duties. At a minimum these should include:

(1) Presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors,

(2) Serves as liaison between the chairman and the independent directors,

(3) Approves information sent to the board,

(4) Approves meeting agendas for the board,

(5) Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items,

(6) Has the authority to call meetings of the independent directors, and

(7) If requested by major shareholders, ensures that he is available for consultation and direct communication;

•                2/3 of independent board;

•                All-independent key committees;

•                Committee chairpersons nominated by the independent directors;

•                CEO performance is reviewed annually by a committee of outside directors; and

•                Established governance guidelines.

Additionally, the company should not have underperformed its peers and index on a one-year and three-year basis, unless there has been a change in the Chairman/CEO position within that time. Performance will be measured according to shareholder returns against index and peers.

6b.   Lead Directors and Executive Sessions

In cases where the CEO and Chairman roles are combined, we will vote for the appointment of a “lead” (non-insider) director and for regular “executive” sessions (board meetings taking place without the CEO/Chairman present).

6c.   Majority of Independent Directors

We generally vote for proposals that call for the board to be composed of a majority of independent directors. We believe that a majority of independent directors can be an important factor in facilitating objective decision making and enhancing accountability to shareholders.

Vote for shareholder proposals requesting that the board’s audit, compensation, and/or nominating committees include independent directors exclusively.

Generally vote for shareholder proposals asking for a 2/3 independent board.

6d.   Stock Ownership Requirements

Vote for shareholder proposals requiring directors to own a minimum amount of company stock in order to qualify as a director or to remain on the board, so long as such minimum amount is not excessive or unreasonable.

6e.   Term of Office

Vote against shareholder proposals to limit the tenure of outside directors. Term limits pose artificial and arbitrary impositions on the board and could harm shareholder interests by forcing experienced and knowledgeable directors off the board.

6f.   Director and Officer Indemnification and Liability Protection

Proposals concerning director and officer indemnification and liability protection should be evaluated on a case-by-case basis.

Vote against proposals to limit or eliminate director and officer liability for monetary damages for violating the relevant duty of care.

Vote against indemnification proposals that would expand coverage beyond legal expenses to acts, such as negligence, that are more serious violations of fiduciary obligations than mere carelessness.

Vote for proposals that provide such expanded coverage in cases when a director’s or officer’s legal defense was unsuccessful only if: (1) the director was found to have acted in good faith and in a manner that he reasonably believed was in the company’s best interests, and (2) the director’s legal expenses would be covered.

6g.   Board Size

Vote for proposals to limit the size of the board to 15 members.

6h.   Majority Vote Standard

We would generally vote for proposals asking for the board to initiate the appropriate process to amend the company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders. We would generally review on a case-by-case basis proposals that address alternative approaches to a majority vote requirement.

7.                   Miscellaneous Governance Provisions

7a.   Independent Nominating Committee

Vote for the creation of an independent nominating committee.

7b.   Confidential Voting

Vote for shareholder proposals requesting that companies adopt confidential voting, use independent tabulators, and use independent inspectors of election as long as the proposals include clauses for proxy contests as follows: In the case of a contested election, management should be permitted to request that the dissident group honor its confidential voting policy. If the dissidents agree, the policy remains in place. If the dissidents do not agree, the confidential voting policy is waived.

Vote for management proposals to adopt confidential voting.

7c.   Equal Access

Vote for shareholder proposals that would give significant company shareholders equal access to management’s proxy material in order to evaluate and propose voting recommendations on proxy proposals and director nominees and to nominate their own candidates to the board.

7d.   Bundled Proposals

Review on a case-by-case basis bundled or “conditioned” proxy proposals. In the case of items that are conditioned upon each other, examine the benefits and costs of the packaged items. In instances where the joint effect of the conditioned items is not in shareholders’ best interests, vote against the proposals. If the combined effect is positive, support such proposals.

7e.   Charitable Contributions

Vote against shareholder proposals regarding charitable contributions. In the absence of bad faith, self-dealing, or gross negligence, management should determine which contributions are in the best interests of the company.

7f.   Date/Location of Meeting

Vote against shareholder proposals to change the date or location of the shareholders’ meeting. No one site will meet the needs of all shareholders.

7g.   Include Nonmanagement Employees on Board

Vote against shareholder proposals to include nonmanagement employees on the board. Constituency representation on the board is not supported, rather decisions are based on director qualifications.

7h.   Adjourn Meeting if Votes are Insufficient

Vote for proposals to adjourn the meeting when votes are insufficient. Management has additional opportunities to present shareholders with information about its proposals.

7i.   Other Business

Vote for proposals allowing shareholders to bring up “other matters” at shareholder meetings.

7j.   Disclosure of Shareholder Proponents

Vote for shareholder proposals requesting that companies disclose the names of shareholder proponents. Shareholders may wish to contact the proponents of a shareholder proposal for additional information.

7k.   Exclusive Venue

Generally, vote against management proposals which seek shareholder approval to make the state of incorporation the exclusive forum for disputes.

8.                   Capital Structure

8a.   Common Stock Authorization

Review proposals to increase the number of shares of common stock authorized for issue on a case-by-case basis.

Vote against proposals to increase the number of authorized shares of a class of stock that has superior voting rights in companies that have dual-class capital structure.

8b.   Stock Distributions: Splits and Dividends

Vote for management proposals to increase common share authorization for a stock split, provided that the increase in authorized shares would not result in an excessive number of shares available for issuance given a company’s industry and performance as measured by total shareholder returns.

8c.   Reverse Stock Splits

Vote for management proposals to implement a reverse stock split that also reduces the number of authorized common shares to a level where the number of shares available for issuance is not excessive given a company’s industry and performance in terms of shareholder returns.

Vote case-by-case on proposals to implement a reverse stock split that does not proportionately reduce the number of shares authorized for issue.

8d.   Blank Check Preferred Authorization

Vote against proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights (“blank check” preferred stock).

Vote for proposals to create “blank check” preferred stock in cases when the company expressly states that the stock will not be used as a takeover device.

Vote for proposals to authorize preferred stock in cases when the company specifies voting, dividend, conversion, and other rights of such stock and the terms of the preferred stock appear reasonable.

Vote case-by-case on proposals to increase the number of blank check preferred shares after analyzing the number of preferred shares available for issue given a company’s industry and performance as measured by total shareholder returns.

8e.   Shareholder Proposals Regarding Blank Check Preferred Stock

Vote for shareholder proposals to have blank check preferred stock placements, other than those shares issued for the purpose of raising capital or making acquisitions in the normal course of business, submitted for shareholder ratification.

8f.   Adjustments to Par Value of Common Stock

Vote for management proposals to reduce the par value of common stock. The purpose of par value is to establish the maximum responsibility of a shareholder in the event that a company becomes insolvent.

8g.   Restructurings/Recapitalizations

Review proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan or if the company is in danger of being delisted on a case-by-case basis. Consider the following issues:

Dilution—How much will ownership interest of existing shareholders be reduced, and how extreme will dilution to any future earnings be?

Change in Control—Will the transaction result in a change in control of the company?

Bankruptcy—Generally, approve proposals that facilitate debt restructurings unless there are clear signs of self-dealing or other abuses.

8h.   Share Repurchase Programs

Vote for management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms.

8i.   Targeted Share Placements

These shareholder proposals ask companies to seek stockholder approval before placing 10% or more of their voting stock with a single investor. The proposals are in reaction to the placement by various companies of a large block of their voting stock in an ESOP, parent capital fund or with a single friendly investor, with the aim of protecting themselves against a hostile tender offer. These proposals are voted on a case by case basis after reviewing the individual situation of the company receiving the proposal.

9.                   Executive and Director Compensation

9a.   Stock-based Incentive Plans

Votes with respect to compensation plans should be determined on a case-by-case basis. The analysis of compensation plans focuses primarily on the transfer of shareholder wealth (the dollar cost of pay plans to shareholders). Other matters included in our analysis are the amount of the company’s outstanding stock to be reserved for the award of stock options, whether the exercise price of an option is less than the stock’s fair market value at the date of the grant of the options, and whether the plan provides for the exchange of outstanding options for new ones at lower exercise prices. Every award type is valued. An estimated dollar cost for the proposed plan and all continuing plans is derived. This cost, dilution to shareholders’ equity, will also be expressed as a percentage figure for the transfer of shareholder wealth and will be considered along with dilution to voting power.

Once the cost of the plan is estimated, it is compared to a company-specific dilution cap. The allowable cap is industry-specific, market cap-based, and pegged to the average amount paid by companies performing in the top quartile of their peer groupings. To determine allowable caps, companies are categorized according to standard industry code (SIC) groups. Top quartile performers for each group are identified on the basis of five-year total shareholder returns. Industry-specific cap equations are developed using regression analysis to determine those variables that have the strongest correlation to shareholder value transfer. Industry equations are used to determine a company-specific allowable cap; this is accomplished by plugging company specific data into the appropriate industry equation to reflect size, performance, and levels of cash compensation.

Votes are primarily determined by this quantitative analysis. If the proposed plan cost is above the allowable cap, an against vote is indicated. If the proposed cost is below the allowable cap, a vote for the plan is indicated unless the plan violates the repricing guidelines. If the company has a history of repricing options or has the express ability to reprice underwater stock options without first securing shareholder approval under the proposed plan, the plan receives an against vote— even in cases where the plan cost is considered acceptable based on the quantitative analysis.

We vote against equity plans that have high average three year burn rates, unless the company has publicly committed to reduce the burn rate to a rate that is comparable to its peer group (as determined by JPMAM). JPMAM defines high average three-year burn rate as the following: the company’s most recent three-year burn rate exceeds one standard deviation by Russell 3000 index and non-Russell 3000 index; the company’s most recent three-year burn rate exceeds two percent of common shares outstanding.

Review case by case stock based plans for companies which rely heavily upon stock for incentive compensation. These companies include high growth and financial services companies where threshhold tests fall within 5% of either threshold test (burn rate and /or shareholder transfer value tests).

9a.   Stock-based Incentive Plans

For companies in the Russell 3000 we will generally vote against a plan and/or withhold from members of the compensation committee, when there is a disconnect between the CEO’s pay and performance (an increase in pay and a decrease in performance), the main source for the pay increase is equity-based, and the CEO participates in the plan being voted on. Specifically, if the company has negative one- and three-year total shareholder returns, and its CEO also had an increase in total direct compensation from the prior year, it would signify a disconnect in pay and performance. If more than half of the increase in total direct compensation is attributable to the equity component, we would generally recommend against the equity plan in which the CEO participates.

9b.   Approval of Cash or Cash-and-Stock Bonus Plans

Vote for cash or cash-and-stock bonus plans to exempt the compensation from limits on deductibility under the provisions of Section 162(m) of the Internal Revenue Code.

9c.   Shareholder Proposals to Limit Executive and Director Pay

Generally, vote for shareholder proposals that seek additional disclosure of executive and director pay information.

Review on a case-by-case basis all other shareholder proposals that seek to limit executive and director pay.

Review on a case-by-case basis shareholder proposals for performance pay such as indexed or premium priced options if a company has a history of oversized awards and one-, two- and three-year returns below its peer group.

9d.   Say on Pay — Advisory Vote

Generally, review on a case-by-case basis executive pay and practices as well as certain aspects of outside director compensation.

Where the company’s Say on Pay proposal received 60% or less support on its previous Say on Pay proposal, WITHHOLD votes for the compensation committee and or vote against the current Say on Pay proposal unless the company has demonstrated active engagement with shareholders to address the issue as well as the specific actions taken to address the low level of support.

Say on Pay - Frequency

JPMAM will review compensation versus long/term performance on an annual basis.

9e.   Golden and Tin Parachutes

Review on a case-by-case basis all proposals to ratify or cancel golden or tin parachutes. Favor golden parachutes that limit payouts to two times base salary, plus guaranteed retirement and other benefits.

Change-in-control payments should only be made when there is a significant change in company ownership structure, and when there is a loss of employment or substantial change in job duties associated with the change in company ownership structure (“double-triggered”). Change-in-control provisions should exclude excise tax gross-up and eliminate the acceleration of vesting of equity awards upon a change in control unless provided under a double-trigger scenario.

Generally vote case-by-case for proposals calling companies to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that could oblige the company to make payments or awards following the death of a senior executive in the form of unearned salary or bonuses, accelerated vesting or the continuation in force of unvested equity grants, perquisites and other payments or awards made in lieu of compensation. This would not apply to any benefit programs or equity plan proposals for which the broad-based employee population is eligible.

9f.   401(k) Employee Benefit Plans

Vote for proposals to implement a 401(k) savings plan for employees.

9g.   Employee Stock Purchase Plans

Vote for qualified employee stock purchase plans with the following features: the purchase price is at least 85 percent of fair market value; the offering period is 27 months or less; and potential voting power dilution (shares allocated to the plan as a percentage of outstanding shares) is ten percent or less.

Vote for nonqualified employee stock purchase plans with the following features: broad-based participation (i.e., all employees of the company with the exclusion of individuals with five percent or more of beneficial ownership of the company); limits on employee contribution, which may be a fixed dollar amount or expressed as a percentage of base salary; company matching contribution up to 25 percent of the employee’s contribution, which is effectively a discount of 20 percent from market value; and no discount on the stock price on the date of purchase since there is a company matching contribution

9h.   Option Expensing

Generally, vote for shareholder proposals to expense fixed-price options.

9i.   Option Repricing

In most cases, we take a negative view of option repricings and will, therefore, generally vote against such proposals. We do, however, consider the granting of new options to be an acceptable alternative and will generally support such proposals.

9j.   Stock Holding Periods

Generally vote against all proposals requiring executives to hold the stock received upon option exercise for a specific period of time.

9k.   Transferable Stock Options

Review on a case-by-case basis proposals to grant transferable stock options or otherwise permit the transfer of outstanding stock options, including cost of proposal and alignment with shareholder interests.

9l.   Recoup Bonuses

Vote case-by-case on shareholder proposals to recoup unearned incentive bonuses or other incentive payments made to senior executives if it is later determined that fraud, misconduct, or negligence significantly contributed to a restatement of financial results that led to the awarding of unearned incentive compensation.

10.            Incorporation

10a.   Reincorporation Outside of the United States

Review on a case-by-case basis proposals to reincorporate the company outside of the U.S.

10b.   Voting on State Takeover Statutes

Review on a case-by-case basis proposals to opt in or out of state takeover statutes (including control share acquisition statutes, control share cash-out statutes, freezeout provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, antigreenmail provisions, and disgorgement provisions).

10c.   Voting on Reincorporation Proposals

Proposals to change a company’s state of incorporation should be examined on a case-by-case basis. Review management’s rationale for the proposal, changes to the charter/bylaws, and differences in the state laws governing the companies.

11.            Mergers and Corporate Restructurings

11a.   Mergers and Acquisitions

Votes on mergers and acquisitions should be considered on a case-by-case basis, taking into account factors including the following: anticipated financial and operating benefits; offer price (cost vs. premium); prospects of the combined companies; how the deal was negotiated; and

changes in corporate governance and their impact on shareholder rights.

11b.   Nonfinancial Effects of a Merger or Acquisition

Some companies have proposed a charter provision which specifies that the board of directors may examine the nonfinancial effect of a merger or acquisition on the company. This provision would allow the board to evaluate the impact a proposed change in control would have on employees, host communities, suppliers and/or others. We generally vote against proposals to adopt such charter provisions. We feel it is the directors’ fiduciary duty to base decisions solely on the financial interests of the shareholders.

11c.   Corporate Restructuring

Votes on corporate restructuring proposals, including minority squeezeouts, leveraged buyouts, “going private” proposals, spin-offs, liquidations, and asset sales, should be considered on a case-by-case basis.

11d.   Spin-offs

Votes on spin-offs should be considered on a case-by-case basis depending on the tax and regulatory advantages, planned use of sale proceeds, market focus, and managerial incentives.

11e.   Asset Sales

Votes on asset sales should be made on a case-by-case basis after considering the impact on the balance sheet/working capital, value received for the asset, and potential elimination of diseconomies.

11f.   Liquidations

Votes on liquidations should be made on a case-by-case basis after reviewing management’s efforts to pursue other alternatives, appraisal value of assets, and the compensation plan for executives managing the liquidation.

11g.   Appraisal Rights

Vote for proposals to restore, or provide shareholders with, rights of appraisal. Rights of appraisal provide shareholders who are not satisfied with the terms of certain corporate transactions the right to demand a judicial review in order to determine a fair value for their shares.

11h.   Changing Corporate Name

Vote for changing the corporate name.

12.            Social and Environmental Issues

We believe that a company’s environmental policies may have a long-term impact on the company’s financial performance. We believe that good corporate governance policies should consider the impact of company operations on the environment and the cost of compliance with laws and regulations relating to environmental matters, physical damage to the environment (including the costs of clean-ups and repairs), consumer preferences and capital investments related to climate change. Furthermore, we believe that corporate shareholders have a legitimate need for information to enable them to evaluate the potential risks and opportunities that climate change and other environmental matters pose to the company’s operations, sales and capital investments. Therefore, we generally encourage a level of reporting that is not unduly costly or burdensome, but which provides sufficient information to enable shareholders to evaluate the company’s environmental policies and performance. At the same time, we recognize that, in some cases, a company may already be providing current, publicly-available information on the possible impact that climate change will have on the company, as well as associated policies and procedures that address the risks and opportunities to the company, or a shareholder proposal may seek a level of disclosure that exceeds that provided by the company’s industry peers and that may put the company at a competitive disadvantage.

12a.   Energy and Environment

Vote case-by-case on proposals that request companies to subscribe to the CERES Principles.

Vote case-by-case on proposals that request companies to outline their preparedness to comply with international policies related to climate change.

Vote case-by-case on disclosure reports that seek additional information.

Vote case-by-case on proposals that request a report on greenhouse gas emissions from company operations and/or products.

Vote case-by-case on proposals that request a report on the impact of climate change on the company’s operations and/or products.

Vote case-by-case on proposals seeking additional information on other environmental matters affecting the company, its operations and/or its products.

Vote case-by-case on proposals requesting a company report on its energy efficiency policies.

Generally, vote against proposals requesting greater disclosure of hydraulic fracturing operations unless there is evidence that the company’s competitors are subject to similar disclosure obligations and taking into consideration significant controversies, fines or litigation regarding the company’s action related to this issue.

12b.   Military Business

Vote case-by-case on defense issue proposals.

Vote case-by-case on disclosure reports that seek additional information on military-related operations.

12c.   International Labor Organization Code of Conduct

Vote case-by-case on proposals to endorse international labor organization code of conducts.

Vote case-by-case on disclosure reports that seek additional information on company activities in this area.

12d.   Promote Human Rights in China, Nigeria, the Sudan and Burma

Vote case-by-case on proposals to promote human rights in countries such as China, Nigeria, the Sudan and Burma.

Vote case-by-case on disclosure reports that seek additional information on company activities regarding human rights.

12e.   Equal Employment Opportunity and Discrimination

Vote case-by-case on proposals regarding equal employment opportunities and discrimination.

Vote case-by-case on disclosure reports that seek additional information about affirmative action efforts, particularly when it appears that companies have been unresponsive to shareholder requests.

12f.   Animal Rights

Vote case-by-case on proposals that deal with animal rights.

12g.   Product Integrity and Marketing

Vote case-by-case on proposals that ask companies to end their production of legal, but socially questionable, products.

Vote case-by-case on disclosure reports that seek additional information regarding product integrity and marketing issues.

Vote case-by-case on resolutions requesting the disclosure and implementation of Internet privacy and censorship policies and procedures.

Vote case-by-case on proposals requesting the company to report on its policies, initiatives/procedures, oversight mechanisms related to toxic materials, including certain product line toxicities, and/or product safety in its supply chain.

12h.   Human Resources Issues

Vote case-by-case on proposals regarding human resources issues.

Vote case-by-case on disclosure reports that seek additional information regarding human resources issues.

12i.   Link Executive Pay with Social and/or Environmental Criteria

Vote case-by-case on proposals to link executive pay with the attainment of certain social and/or environmental criteria.

Vote case-by-case on disclosure reports that seek additional information regarding this issue.

12j.   High Risk Markets

Vote case-by-case on requests for the company to review and report on the financial and reputation risks associated with operations in “high risk” markets, such as a terrorism-sponsoring state or otherwise.

12k   Political Contribution

Generally vote against proposals asking the company to affirm political non-partisanship in the workplace.

Vote against proposals to publish the company’s political contributions taking into consideration recent, significant controversies, fines or litigation regarding the company’s political contributions or trade association spending.

13.         Foreign Proxies

Responsibility for voting non-U.S. proxies rests with our Proxy Voting Committee located in London. The Proxy Committee is composed of senior analysts and portfolio managers and officers of the Legal and Compliance Department. It is chaired by a Managing Director of the Firm. A copy of our policy for voting international proxies can be provided upon request.

14.         Pre-Solicitation Contact

From time to time, companies will seek to contact analysts, portfolio managers and others in advance of the formal proxy solicitation to solicit support for certain contemplated proposals. Such contact can potentially result in the recipient receiving material non-public information and result in the imposition of trading restrictions. Accordingly, pre-solicitation contact should occur only under very limited circumstances and only in accordance with the terms set forth herein.

What is material non-public information?

The definition of material non-public information is highly subjective. The general test, however, is whether or not such information would reasonably affect an investor’s decision to buy, sell or hold securities, or whether it would be likely to have a significant market impact. Examples of such information include, but are not limited to:

•                          a pending acquisition or sale of a substantial business;

•                          financial results that are better or worse than recent trends would lead one to expect;

•                          major management changes;

•                          an increase or decrease in dividends;

•                          calls or redemptions or other purchases of its securities by the company;

•                          a stock split, dividend or other recapitalization; or

•                          financial projections prepared by the Company or the Company’s representatives.

What is pre-solicitation contact?

Pre-solicitation contact is any communication, whether oral or written, formal or informal, with the Company or a representative of the Company regarding proxy proposals prior to publication of the official proxy solicitation materials. This contact can range from simply polling investors as to their reaction to a broad topic, e.g., “How do you feel about dual classes of stock?”, to very specific inquiries, e.g., “Here’s a term sheet for our restructuring. Will you vote to approve this?”

Determining the appropriateness of the contact is a factual inquiry which must be determined on a case-by-case basis. For instance, it might be acceptable for us to provide companies with our general approach to certain issues. Promising our vote, however, is prohibited under all circumstances. Likewise, discussion of our proxy guidelines, in whole or in part, with a company or others is prohibited. In the event that you are contacted in advance of the publication of proxy solicitation materials, please notify the Legal/Compliance Department immediately. The Company or its representative should be instructed that all further contact should be with the Legal/Compliance Department.

It is also critical to keep in mind that as a fiduciary, we exercise our proxies solely in the best interests of our clients. Outside influences, including those from within J.P. Morgan Chase should not interfere in any way in our decision making process. Any calls of this nature should be referred to the Legal/Compliance Department for response.